                                                                    EXHIBIT 10.8

                                    MORTGAGE

                                       by

                              ADVENTURE THREE S.A.
                                  as mortgagor

                                  in favour of

                           HOLLANDSCHE BANK-UNIE N.V.
                                  as mortgagee

                     DATED the 29th day of September, 2004

                                 - relating to -
                                m.v. "FREE ENVOY"

                                NAUTADUTILH N.V.
                                    ROTTERDAM

                                TABLE OF CONTENTS

Clause                                  Heading                                  Page
------                                  -------                                  ----
1.          Interpretation .....................................................   2

2.          Representations and warranties .....................................   7

3.          Payment covenants ..................................................   8

4.          Charging Clause ....................................................   9

5.          Continuing security and other provisions ...........................   9

6.          Covenants ..........................................................  10

7.          Powers of Mortgagee to protect security and remedy defaults ........  21

8.          Events of Default ..................................................  22

9.          Enforceability and Mortgagee's powers ..............................  24

10.         Application of Moneys ..............................................  26

11.         Omissions or Delay .................................................  26

12.         Delegation of Powers ...............................................  27

13.         Indemnity ..........................................................  27

14.         Power of Attorney ..................................................  27

15.         Further Assurance ..................................................  28

16.         Discharge amount; maturity date; discharge mortgage ................  28

17.         Partial Invalidity .................................................  28

18.         Notices ............................................................  29

19.         Law and jurisdiction ...............................................  30

THIS FIRST PREFERRED MORTGAGE is made the 29th day of September, 2004

BY:

ADVENTURE THREE S.A., a company incorporated and existing under the laws of the Marshall Islands, having its registered office at Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Mortgagor")

IN FAVOUR OF:

HOLLANDSCHE BANK-UNIE N.V., a company incorporated and existing under the laws of the Netherlands, having its corporate seat at Amsterdam, the Netherlands, acting herein through its branch office at Coolsingel 104, 3011 AG Rotterdam, the Netherlands (the "Mortgagee");

WHEREAS:

(1) the Mortgagor is the absolute owner of the vessel described and defined in clause 1.1;

(2) by, and subject to and upon the terms and conditions of (i) a credit agreement signed by the Mortgagee on the 24th day of June 2004 and signed by the Mortgagor on the 8th day of July 2004 and in which One Adventure S.A. assumed joint and several liability towards the Mortgagee for all sums which Mortgagor will owe to the Mortgagee under the credit agreement from time to time and (ii) a short-term loan agreement dated the 8th day of July 2004 and made between the Mortgagor and the Mortgagee (as the same may be amended, supplemented or varied from time to time together with the therein referred to HBU General Credit Provisions dated January 1999 the "Financial Agreement", copies of which are annexed hereto as Exhibit A, B and C respectively), the Mortgagee agreed to make available to the Mortgagor by way of an overdraft facility the amount of USD 6,000,000.00 (six million United States Dollars) (the "Loan");

(3) it is a condition of the Financial Agreement that the Mortgagor shall execute to the Mortgagee a first preferred mortgage over the Vessel (as hereinafter defined) for securing the Outstanding Indebtedness (as hereinafter defined) in the form herein set out;

(4) the Mortgagor in order to secure the repayment of the Loan and the payment of interest thereon and all other sums of moneys from time to time owing to the Mortgagee under the Financial Agreement and the performance and observe of and compliance with all the covenants, terms and conditions contained in the Financial Agreement and this Mortgage, has duly authorized the execution and delivery of this Preferred Mortgage under and pursuant to Chapter 3 of the Maritime Act, 1990 of the Marshall Islands (as amended) which is executed by the Mortgagor in consideration of the Mortgagee making available the Loan.

NOW THIS MORTGAGE PROVIDES as follows:

1.    Interpretation

1.1   In this Mortgage unless the context otherwise requires:

      "Business Day" means a day on which the banks are open for business in Amsterdam, London and New York (whichever is applicable) for all kinds of business as contemplated herein and/or the Financial Agreement;

      "DOC" means a document of compliance issued to an Operator in accordance with the ISM Code;

      "Dollars" and "USD" means the lawful currency of the United States of America;

      "Earnings" means all moneys whatsoever from time to time due or payable actually or contingently to the Mortgagor arising out of the use or operation of the Vessel including (but without prejudice to the generality of the foregoing) all freight, hire and passage moneys, income arising under pooling arrangements, compensation payable to the Mortgagor in the event of requisition of the Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Vessel;

      "Environmental Approvals" means all approvals, licences, permits, exemptions or authorisations required under applicable Environmental Laws;

      "Environmental Claim" means:

(a) any claim by, or directive from, any applicable governmental, judicial or other regulatory authority alleging breach of, or non-compliance with, any Environmental Laws or Environmental Approvals or otherwise howsoever relating to or arising out of an Environmental Incident; or

(b) any claim by any other third party howsoever relating to or arising out of any Environmental Incident and, in each such case, "claim" shall mean a claim for damages, clean-up costs, compliance, remedial action or otherwise;

"Environmental Incident" means:

(a)   any release of Environmentally Sensitive Material from the Vessel;

(b) any incident in which Environmentally Sensitive Material is released from a vessel other than the Vessel and which involves collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, where the Vessel, the Mortgagor or the Manager are actually or allegedly at fault or otherwise liable (in whole or in part); or

(c) any incident in which Environmentally Sensitive Material is released from a vessel other than the Vessel and where the Vessel is actually potentially liable to be arrested as a result and/or where the Mortgagor or the Manager are actually or allegedly at fault or otherwise liable;

"Environmental Laws" means all laws, regulations, conventions and agreements whatsoever relating to pollution or protection of the environment (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the United States of America);

"Environmentally Sensitive Material" means oil, oil products, any other substance which is polluting, toxic or hazardous or any substance the release of which into the environment is regulated, prohibited or penalised by or pursuant to any Environmental Law;

"Event of Default" means any one of the events of default specified and referred to in the Financial Agreement and/or clause 8;

"Financial Agreement" has the meaning given in recital (2) hereto;

"Insurances" means all policies and contracts of insurance (which expression includes without limitation all entries of the Vessel in a protection and indemnity or war risks association) which are from time to time in place or taken out or entered into by or for the benefit of the Mortgagor in respect of the Vessel and her Earnings or otherwise howsoever in connection with the Vessel and all the benefits thereof including all claims of whatsoever nature and return of premiums;

"ISM Code" means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A.741
(18) of the International Maritime Organisation and incorporated into the Safety of Life at Sea Convention and includes any amendments or extensions of it and any regulation issued pursuant to it;

"Loan" has the meaning given in recital (2) hereto;

"Major Casualty Amount" means USD 100,000.00 (one hundred thousand United States Dollars) or the equivalent thereof in any other currency;

"Manager" means such manager of the Vessel as approved by the Mortgagee in writing;

"Operator" means any entity who is at any time during the Security Period concerned in the operation of the Vessel and falls within the definition of "Company" set out in the ISM Code;

"Outstanding Indebtedness" means (a) the aggregate of all sums of money actual or contingent, present or future due by the Security Parties as joint and several obligors to the Mortgagee under or in connection with the Security Documents or any of them and (b) all costs and expenses incurred in connection with the Security Documents, including any taxes payable by the Mortgagee (other than on net profit), as well as any reasonable costs and expenses incurred by the Mortgagee in connection with the Mortgagor's failure to comply with or fulfil any obligation under the Security Documents at the time and in the manner required, including collection charges, disbursements, fees of legal consultants and other experts and costs of proceedings, irrespective against whom brought;

"Requisition Compensation" means all moneys or other compensation payable by reason of requisition for title or other compulsory acquisition of the Vessel otherwise than by requisition for hire;

"Security Documents" means the Financial Agreement, this Mortgage and any other such document as may be executed from time to time to secure and/or regulate the Outstanding Indebtedness;

"Security Interest" means a mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment or other security interest or arrangement of any kind whatsoever;

"Security Parties" means the Mortgagor and One Adventure S.A., having its registered office at Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

"Security Period" means the period commencing on the date of this Mortgage and terminating on the date upon which all moneys payable or to become payable from time to time pursuant to the terms of the Financial Agreement, this Mortgage and/or any of the other Security Documents shall have been paid and discharged in full;

"SMC" means a safety management certificate issued in respect of the Vessel in accordance with the ISM Code;

"Total Loss" means:

(a) actual or constructive or compromised or arranged total loss of the Vessel;

(b) requisition for title or other compulsory acquisition of the Vessel otherwise than by requisition for hire;

      (c) capture seizure arrest detention or confiscation of the Vessel by any government or entity or individual acting or purporting to act on behalf of any government unless the Vessel be released and restored to the Mortgagor from such capture seizure arrest detention or confiscation within thirty (30) days after the occurrence thereof;

      "Vessel" means the Marshall Islands flag vessel "Free Envoy" with Official Number 2161, gross tonnage approximately 15,715, net tonnage approximately 9,106, built in 1984 by Kurushima yard, Ehime, Japan and includes her engines, machinery, boats, tackle, outfit, equipment, spare gear, fuel, consumable or other stores, belongings and appurtenances whether on board or ashore and whether now owned or hereafter required.

1.2   In clause 6.1:

      "excess risks" means the proportion (if any) of claims for general average and salvage charges and under the Institute Collision Clause not recoverable in consequence of the value at which a vessel is assessed for the purpose of such claims exceeding her insured value;

      "protection and indemnity risks" means the usual risks (including pollution and a Freight Demurrage and Defence cover) covered by a protection and indemnity association including the proportion (if any) not recoverable in case of collision under the Institute Collision Clause;

      "war risks" includes the risks of mines and all risks excluded from the standard form of English marine policy by the Institute War Exclusion Clause.

1.3 This Mortgage shall be read together with the Financial Agreement, but in the case of conflict between the two instruments the provisions of the Financial Agreement shall prevail in as far as it does not contravene the laws of the Marshall Islands.

1.4   In this Mortgage:

      (a) clause headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Mortgage;

      (b) unless the context otherwise requires, words denoting the singular number shall include the plural and vice versa;

      (c) references to clauses and schedules shall be construed as references to clauses of and schedules to this Deed;

      (d) an "entity" shall be construed to include any firm, company, association, partnership (whether or not having separate legal personality), institution, government (local, national or supranational), state, agency or sub division thereof or international organisation;

      (e) reference to any document including this Mortgage shall be construed as reference to such document as amended supplemented or varied from time to time;

      (f) words and expressions defined in the Financial Agreement shall, unless it is stated otherwise herein, have the same meaning when used in this Mortgage; and

      (g) the Mortgagee, the Mortgagor, the Security Parties and any other entity or individual shall include their respective successors in title, estates and, in the event of an assignment permitted under this Mortgage, assignees.

2.    Representations and warranties

2.1   The Mortgagor hereby represents and warrants to the Mortgagee that:

      (a) it is fully entitled to grant this Mortgage and further to agree the terms and conditions hereof;

      (b)   it is the sole, absolute, legal and beneficial owner of the Vessel;

      (c) save for an existing time charter agreement between the Mortgagor and Express Sea Transport Corporation of Panama City, Republic of Panama dated the 14th day of April 2004, the Vessel is not subject to any charter which, if entered into after the date of this Mortgage, would have required the consent of the Mortgagee under clause 6.1 (k) and there is no existing agreement or arrangement whereby the Earnings may be shared with any other entity or individual;

      (d) the Vessel is not subject to any charge and/or encumbrance (save as constituted by the Security Documents or otherwise permitted by the terms thereof); and

      (e) the Operator has obtained and maintains a DOC (a true copy of which has been delivered to the Mortgagee) and has obtained and maintains a SMC (a true copy of which has been delivered to the Mortgagee) in respect of the Vessel, both are in full force and effect and nothing has happened which might cause either to be withdrawn.

2.2 The Mortgagor hereby further represents and warrants to the Mortgagee that:

      (a) all applicable Environmental Laws and Environmental Approvals relating to the Vessel, its operation and management and the business of the Mortgagor (as now conducted and as reasonably anticipated to be conducted in the future) have been complied with;

      (b) no Environmental Claim has been made or threatened against the Mortgagor, the Manager or otherwise in connection with the Vessel; and

      (c)   no Environmental Incident has occurred.

3.    Payment covenants

      The Mortgagor hereby covenants duly to observe and perform all its obligations under the Financial Agreement in accordance with the terms and conditions thereof and in particular:

      (a) to repay the Loan by the instalments and on the dates referred to and otherwise in the manner and upon the terms set out in the Financial Agreement;

      (b) to pay interest on the Loan and on other moneys payable under the Financial Agreement at the rate or rates from time to time applicable thereto in the manner and upon the terms set out in the Financial Agreement;

      (c) to pay all other moneys payable by the Mortgagor under or in connection with the Security Documents or any of them at the times and in the manner therein specified.

4.    Charging Clause

4.1 In pursuance of the Financial Agreement and in consideration of the premises and by way of security for payment of the Outstanding Indebtedness and the performance of the obligations under the Financial Agreement, this Mortgage and the other Security Documents by the Mortgagor, the Mortgagor with full title guarantee hereby mortgages and charges and agrees to mortgage and charge to and in favour of the Mortgagee all its right, title and interest (present and future) to and in the Vessel TO HAVE AND HOLD the same unto and in favour of the Mortgagee forever upon the terms set forth in this Mortgage to secure the Outstanding Indebtedness and further to secure the performance and observance of and the compliance with the covenants, terms and conditions in the Financial Agreement, this Mortgage and the other Security Documents contained.

4.2 Notwithstanding anything to the contrary in this Mortgage it is not intended that any provision of this Mortgage shall waive the preferred status of this Mortgage and that if any provision or part thereof in this Mortgage shall be construed as waiving the preferred status of this Mortgage, then such provisions shall to such extent be void and of no effect.

4.3 The Mortgagor shall remain liable to perform all the obligations assumed by it in relation to the Vessel and the Mortgagee shall not be under any obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in event of any failure by the Mortgagor to perform its obligations in respect thereof.

5.    Continuing security and other provisions

      It is declared and agreed that:

      (a) the security created by this Mortgage and the other Security Documents shall be held by the Mortgagee as a continuing security for the payment of the Outstanding Indebtedness and the performance and observance of and compliance with all obligations of the Mortgagor under the Security Documents or any of them, express or implied;

      (b) the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the Outstanding Indebtedness and shall be in addition to and shall not in any way prejudice or affect and may be enforced by the Mortgagee without prior recourse to the security created by any other of the Security Documents or by any other security now or hereafter held by the Mortgagee and shall not in any way be prejudiced or affected thereby or by the invalidity or unenforceability thereof or by the Mortgagee releasing, modifying or refraining from perfecting or enforcing any of the same or granting time or indulgence or compounding with any liable entity or individual;

      (c) all the rights, remedies and powers vested in the Mortgagee under this Mortgage shall be in addition to and not a limitation of any and every other right, power or remedy vested in the Mortgagee under any other of the Security Documents or at law (whether Marshall Islands or otherwise) and that all the powers so vested in the Mortgagee may be exercised from time to time and as often as the Mortgagee may deem expedient; and

      (d) the Mortgagee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under this Mortgage or to make any claim or to take any action or to enforce any rights and benefits hereby assigned to the Mortgagee or to which the Mortgagee may at any time be entitled under this Mortgage.

6.    Covenants

6.1   The Mortgagor further covenants with the Mortgagee throughout the Security
      Period:

      (a)   Insurance

            (i) to insure and keep the Vessel insured at the expense of the Mortgagor against:

                  (A)   fire and usual marine risks (including excess risks);

                  (B)   war risks;

                  (C) protection and indemnity risks (including pollution risks and a freight demurrage and defence cover); and

                  (D) where the Vessel shall, at any time enter waters under the jurisdiction of the United States of America and/or the Exclusive Economic Zone (as defined in the United States Oil Pollution Act of 1990), oil pollution liability risks in excess of the cover for oil pollution liability risks included within the cover for protection and indemnity risks;

                  and, at the option of the Mortgagee, either (i) to effect and keep effected, in the name and for the benefit of the Mortgagee, but at the expense of the Mortgagor or (ii) to reimburse the Mortgagee on demand for any and all costs incurred by it in effecting and maintaining such insurance in relation to the Vessel:

                  (E)   a mortgagee's interest insurance; and

                  (F) where the Vessel shall, at any time enter waters under the jurisdiction of the United States of America and/or the Exclusive Economic Zone (as defined in the United States Oil Pollution Act of 1990) insurance against the possible consequences of pollution due to, without limitation, oil or any other substance involving the Vessel including, without limitation, the risk of expropriation or sequestration of the Vessel or the imposition of any Security Interest having priority over the Mortgage ("Mortgagee's Interest Insurance - Additional Perils (Pollution)");

            (ii) to effect and keep effected the Insurances (if not effected by the Mortgagee) in such amounts and in such currency and upon such terms and through such brokers (hereinafter called the "approved brokers") and with such insurance companies, underwriters, war risks and protection and indemnity associations (hereinafter called the "approved associations") as shall from time to time be approved in writing by the Mortgagee PROVIDED HOWEVER that the insurances against war risks and protection and indemnity risks may be effected by the entry of the Vessel with such war risks and protection and indemnity risks associations as shall from time to time be approved in writing by the Mortgagee and if so required by the Mortgagee (but without, as between the Mortgagor and the Mortgagee, liability on the part of the Mortgagee for premiums or calls) with the Mortgagee named as co-assured;

            (iii) if any of the Insurances forms part of a fleet cover, to procure that the approved brokers and (as the case may be) the approved associations shall undertake to the Mortgagee that they shall neither set off against any claims in respect of the Vessel any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel such insurance in respect of the Vessel for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances and shall undertake to issue a separate policy in respect of the Vessel if and when so requested by the Mortgagee;

            (iv) at least fourteen (14) days before the relevant policies, contracts or entries expire, to notify the Mortgagee in writing of the names of the brokers and/or the war risks and protection and indemnity risks associations proposed to be employed by the Mortgagor for the purposes of the renewal of such insurances (subject to the Mortgagee's approval of such brokers and/or associations) and of the amounts in which such insurances are proposed to be renewed and the risks to be covered and, (subject to compliance with any requirements of the Mortgagee pursuant to this clause 6.1(a)), to renew (or procure the renewal of) such Insurances at least ten (10) days before the relevant policies, contracts or entries expire and to procure that such brokers and (as the case may be) such associations will at least seven (7) days before such expiry confirm such renewals in writing to the Mortgagee;

            (v) punctually to pay all premiums, calls, contributions or other sums payable in respect of the Insurances and to produce all relevant receipts or other evidence if and when so required by the Mortgagee;

           (vi) to arrange for the execution of such guarantees or indemnities as may from time to time be required by or in connection with any protection and indemnity or war risks association or required by or in connection with a usual marine risks policy (including excess risks and war risks);

           (vii) to procure that the interest of the Mortgagee shall be duly endorsed upon all slips, cover notes, policies, certificates of entry or other instruments of insurance issued or to be issued in connection with the Insurances by means of a loss payable and notice of cancellation clause and a notice of assignment (signed by the Mortgagor) in such forms as from time to time required by the Mortgagee;

           (viii) to procure that all instruments of the Insurances shall be deposited with the approved brokers and that such brokers shall (if so required by the Mortgagee) furnish the Mortgagee with pro forma copies thereof and a letter or letters of undertaking in such form as may from time to time be required by the Mortgagee;

           (ix) to procure that the protection and indemnity and/or war risks associations wherein the Vessel is entered shall (if so required by the Mortgagee) furnish the Mortgagee with a letter or letters of undertaking in such form as may from time to time be required by the Mortgagee;

           (x) not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the instruments of the Insurances (including any warranties express or implied therein) without first obtaining the consent to such employment of the insurers and complying with such requirements as to extra premium or otherwise as the insurers may prescribe;

           (xi) to reimburse to the Mortgagee on demand any costs or expenses incurred by the Mortgagee in obtaining (if and when so required by the Mortgagee) reports from an independent marine insurance broker appointed by the Mortgagee as to the adequacy of the insurances effected or proposed to be effected pursuant to this clause 6 and procure that there is delivered to such broker any and all such information in relation to such insurances as such broker may require;

           (xii) not to make, do, consent or agree to any act or omission which would or might render any instrument of insurance invalid, void, voidable or unenforceable or render any sum paid thereunder repayable in whole or in part;

           (xiii) to do all things necessary and provide all documents, evidence and information to enable the Mortgagee to collect or recover any moneys which shall at any time become due in respect of the Insurances;

           (xiv) to apply such sums receivable in respect of the Insurances other than in respect of a Total Loss and any major casualty (that is to say any casualty the claim in respect of which exceeds the Major Casualty Amount inclusive of any deductible) which shall be payable to the Mortgagee as are paid to the Mortgagor for the purpose of making good the loss and fully repairing all damage in respect whereof the insurance moneys shall have been received;

           (xv) to make all such quarterly or other voyage declaration as may from time to time be required by the protection and indemnity risks association to maintain cover for trading (including, without limitation, trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990))

           PROVIDED ALWAYS THAT the Mortgagee shall be entitled to review the requirements of this clause 6.1 (a) from time to time in order to take account of significant changes in circumstances after the date of this Mortgage (such changes in circumstances include, without limitation, changes in the availability or the cost of insurance coverage). The Mortgagee may notify the Mortgagor in writing from time to time of any proposed modification to the requirements of this clause 6.1(a) which it deems appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Mortgagor as an amendment to this clause 6.1(a) and shall bind the Mortgagor accordingly;

      (b)   Name and Registration

            not to change the name of the Vessel and to keep the Vessel registered with full registration as a Marshall Island ship in the Republic of the Marshall Islands at the Port of Majuro in the name of the Mortgagor and not do or suffer to be done anything, or omit to do anything, the doing or omission of which could or might result in the Vessel being required to be registered otherwise than as a Marshall Islands ship in the Republic of Marshall Islands at the Port of Majuro and not to do or suffer to be done anything, or omit to do anything, the doing or omission of which could or might result in such registration being forfeited, terminated or imperilled and not to register the Vessel or permit its registration under any other name, flag or at any other port or with any other numbers without the prior written consent of the Mortgagee and to procure the renewal of such registration of the Vessel as a Marshall Islands ship with full registration at least one month before the same shall expire;

      (c)   Operator

            (i) to comply and to procure that the Operator will comply with, and ensure that the Vessel and the Operator at all times comply with, the requirements of the ISM Code;

            (ii) immediately to inform and to procure that the Operator will inform the Mortgagee if there is any threatened or actual withdrawal of its or the Operator's DOC or the Vessel's SMC; and

            (iii) promptly to inform and to procure that the Operator will promptly inform the Mortgagee upon the issue to the Mortgagor or the Operator of a DOC and to the Vessel of a SMC;

      (d)   Employment

            not knowingly to employ the Vessel or suffer its employment in any trade or business which is forbidden by international law or is otherwise illegal or in carrying illegal or prohibited goods or in any manner whatsoever which may render the Vessel or its cargo liable to condemnation in a Prize Court or to penalty, destruction, seizure or confiscation and in the event of any major political confrontation or hostilities (whether or not war shall have been formally declared) or during any civil war or insurrection, not to carry or permit to be carried on or in the Vessel any cargo that is or may be declared contraband of war or that may render the Vessel or its cargo liable to penalty, destruction, seizure, or confiscation unless special war risks policies previously approved by the Mortgagee shall have been effected prior to undertaking any such risk and to deliver the signed cover notes in respect thereof forthwith to the Mortgagee;

      (e)   Encumbrances, sale or other disposal

            (i) not without the previous consent in writing of the Mortgagee to create or suffer the creation of any Security Interest on or in respect of the Vessel to or in favour of any entity or individual other than the Mortgagee;

            (ii) not without the previous consent in writing of the Mortgagee (and then only subject to such terms as the Mortgagee may impose) to sell agree to sell transfer or abandon or otherwise dispose of the Vessel or any share or interest therein;

      (f)   Prevention of and release from arrest

            to pay and discharge all debts and liabilities which may give rise to maritime statutory or possessory liens on the Vessel or to claims enforceable by actions in rem against the Vessel or similar process so as to keep her free from arrest or detention and in the event of arrest or detention of the Vessel being threatened or effected forthwith to notify the Mortgagee thereof and to take all steps and to make all payments necessary to obtain the release of the Vessel from such arrest or detention within thirty days from receiving notice thereof;

      (g)   Repair and Class

            to maintain the Vessel in her present class, and (subject to clause 6.1(q)) to keep her and her machinery, auxiliaries and all equipment at such times in thoroughly good and seaworthy condition and in such condition as to make her comply with all regulations and requirements of the laws and Government of the Republic of Liberia of any country where the Vessel may come and to renew and replace all parts and equipment as and when they may become worn out, damaged or lost by others of a similar nature and of at least equal value;

      (h)   Surveys

            to submit the Vessel to such periodical or other surveys as may be required for classification purposes and if so required to supply to the Mortgagee copies of all survey reports issued in respect thereof;

      (i)   Inspections

            to permit the Mortgagee to inspect the condition of the Vessel at all reasonable times and to give the Mortgagee sufficient notice whenever practicable of dry-dockings, surveys and major repairs so as to enable the Mortgagee's surveyors or other entity or individual appointed by it to attend thereat and if so required to supply to the Mortgagee copies of survey reports on the Vessel;

      (j)   Modification, Removal of Parts, Equipment owned by third parties not without the prior written consent of the Mortgagee to:

            (i) make any modification to the Vessel in consequence of which her structure, type or performance characteristics could or might materially be altered or her value materially reduced; or

            (ii) remove any material part of the Vessel or any equipment the value of which is such that its removal from the Vessel would materially reduce the value of the Vessel without replacing the same with equivalent parts or equipment owned by the Mortgagor free from encumbrances; or

            (iii) install on the Vessel any equipment owned by a third party which
                  cannot be removed without causing damage to the structure or fabric of the Vessel and not to permit any of the foregoing by any third party;

      (k)   Chartering

            not without the prior written consent of the Mortgagee, which shall not unreasonably be withheld, to:

            (i)   let the Vessel on demise charter for any period; or

            (ii) let the Vessel on time or consecutive voyage charter or otherwise dispose of the Vessel, except for an existing time charter agreement between the Mortgagor and Express Sea Transport Corporation of Panama City, Republic of Panama dated the 14th day of April 2004 and a time or consecutive voyage charter agreement for a period which does not exceed or which by virtue of any optional extensions therein contained is not likely to exceed twelve (12) months'duration; or

            (iii) charter the Vessel on terms whereby more than three (3)
                  months' hire is payable in advance;

      (l)   Information

            to supply to the Mortgagee on request full information regarding the Vessel, her employment, position and engagements, particulars of all towages and salvages and copies of all charters and other contracts concerning the Vessel;

      (m)   Notification of certain events

            to notify the Mortgagee forthwith by letter or in case of urgency by telefax of any accident to the Vessel involving repairs the cost whereof is likely to exceed the Major Casualty Amount, of any occurrence whereby the Vessel has or is likely to become a Total Loss, of any actual or threatened arrest, detention, seizure, confiscation or requisition of the Vessel, of any requirement of insurers, classification society or any competent authority which is not immediately carried out and of any petition or notice or meeting to consider any resolution to dissolve wind-up or liquidate the Mortgagor;

      (n)   Reimbursement

            to pay to the Mortgagee on demand all moneys whatsoever which the Mortgagee shall or may expend be put to or become liable for in or about the protection maintenance or enforcement of the security created by this Mortgage and the other Security Documents or in or about the exercise by the Mortgagee of any of the powers vested in it hereunder or thereunder and to pay interest thereon at the default rate as per the Financial Agreement;

      (o)   Costs

            to pay on demand to the Mortgagee (or as it may direct) the amount of all investigation and legal expenses of any kind whatsoever stamp duties (if any) registration fees and any other charges incurred by the Mortgagee in connection with the preparation completion registration and discharge of the Security Documents or otherwise in connection with the Outstanding Indebtedness and the security therefor and to pay interest thereon at the default rate as per the Financial Agreement;

      (p)   Manager

            not without the previous consent in writing of the Mortgagee (and then only on and subject to such terms as the Mortgagee may impose) to appoint a manager of the Vessel other than the Manager;

      (q)   Repairers' liens

            not without the previous consent in writing of the Mortgagee to put the Vessel into the possession of any entity or individual for the purpose of work being done upon her in an amount exceeding or likely to exceed the Major Casualty Amount, unless such entity or individual shall first have given to the Mortgagee and in terms satisfactory to it a written undertaking not to exercise any lien on the Vessel or her Earnings for the cost of such work or otherwise;

      (r)   Payment of outgoings and evidence of payment

            promptly to pay all tolls dues and other outgoings whatsoever in respect of the Vessel and her Earnings and Insurances and to keep proper books of account in respect of the Vessel and her Earnings and as and when the Mortgagee may so require to make such books available for inspection on behalf of the Mortgagee and furnish satisfactory evidence that the wages allotments the premiums for social insurances and pension contributions of the master and crew are being regularly paid and that all deductions from crew's wages in respect of Marshall Islands tax liability are being properly accounted for and that the master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress;

      (s)   Notice on board Vessel

            to carry a certified copy of this Mortgage with the Vessel's papers on board and exhibit it on demand to any person having business with the Vessel or to any representative of the Mortgagee and to place and keep prominently displayed in the chartroom and in the master's cabin of the Vessel a notice, printed in plain type of such size that the paragraph of reading matter shall cover a space not less than six inches wide by nine inches high, framed, reading as follows:

            "NOTICE OF MORTGAGE

            This Vessel is covered by a FIRST PREFERRED SHIP MORTGAGE to HOLLANDSCHE BANK-UNIE N.V. under the authority of the Maritime Act 1990 of the Republic of the Marshall Islands (as amended). Under the terms of said Mortgage, neither the Owner, any charterer nor the Master of the Vessel nor any other person has any right, power or authority to create, incur or permit to be imposed upon this vessel any lien whatsoever other than for crew's wages or salvage."; and

      (t)   Libel

            if a libel be filed against the Vessel or the Vessel be otherwise attached, levied upon or taken into custody by virtue of any legal proceedings in any Court, to promptly notify the Mortgagee thereof by telex or fax confirmed by a letter at its office as herein referred to and within thirty (30) days cause the Vessel to be released and all liens thereon to be discharged except for this Mortgage and promptly notify the Mortgagee within 48 (forty-eight) hours after is has become known to the Mortgagor of any average or salvage incurred by the Vessel.

6.2 The Mortgagor hereby further covenants with the Mortgagee that throughout the Security Period it will:

      (a) comply, or procure compliance with, all Environmental Laws and Environmental Approvals relating to the Vessel, its operation or management and the business of the Mortgagor from time to time;

      (b)   notify the Mortgagee forthwith upon:

            (i) any Environmental Claim being made against the Mortgagor, the Manager or otherwise in connection with the Vessel; and

            (ii)  any Environmental Incident occurring; and

      (c) keep the Mortgagee advised, in writing on such regular basis and in such detail as the Mortgagee shall require, of the Mortgagor's response to such Environmental Claim or Environmental Incident.

7.    Powers of Mortgagee to protect security and remedy defaults

7.1 The Mortgagee shall without prejudice to its other rights and powers under this Mortgage and the other Security Documents be entitled (but not bound) at any time and as often as may be necessary to take any such action as it may in its discretion think fit for the purpose of protecting or maintaining the security created by this Mortgage (including, without limitation, such action as is referred to in clause 7.2) and each and every expense, liability, or loss (including, without limitation, legal fees) so incurred by the Mortgagee in or about the protection or maintenance of the said security together with default interest as per the Financial Agreement payable thereon shall be repayable to it by the Mortgagor on demand.

7.2   Without prejudice to the generality of clause 7.1:

      (a) if the Mortgagor does not comply with the provisions of clause 6.1(a) the Mortgagee shall be entitled (but not bound) to effect or to replace and renew and thereafter to maintain the Insurances in such manner as in its discretion it may think fit and to require that all policies, contracts and other records relating to the Insurances (including details of any correspondence concerning outstanding claims) be forthwith delivered to such brokers as the Mortgagee may nominate and to collect, recover, compromise and give a good discharge for all claims then outstanding or thereafter arising under the Insurances or any of them and to take over or institute (if necessary using the name of the Mortgagor) all such proceedings in connection therewith as the Mortgagee in its absolute discretion may think fit and to permit the brokers through whom the collection or recovery is effected to charge the usual brokerage therefor; and

      (b) if the Mortgagor does not comply with the provisions of clauses 6.1(g), 6.1(h) and 6.1(i) or any of them the Mortgagee shall be entitled (but not bound) to arrange for the carrying out of such repairs to and/or surveys of the Vessel as it deems expedient or necessary; and

      (c) if the Mortgagor does not comply with the provisions of clauses 6.1(f) and 6.1(r) or any of them the Mortgagee shall be entitled (but not bound) to pay and discharge all such debts, damages and liabilities and all such tolls, dues, taxes, assessments, charges, fines, penalties and other outgoings as are therein mentioned and/or to take any such measures as it deems expedient or necessary for the purpose of securing the release of the Vessel.

8.    Events of Default

      Upon the happening of any of the following events the Outstanding Indebtedness shall immediately become due and payable to the Mortgagee without notice and without the necessity of any Court declaration to the effect that an Event of Default has taken place:

      (a) any of the Security Parties fails to pay any sum of money payable under any of the Security Documents on the date stipulated for payment of such sum; or

      (b) any of the Security Parties does not observe or perform or fails in the punctual performance or observance of any undertaking covenant obligation or other provision contained in any of the Security Documents; or

      (c) a petition is filed or an order is made or an effective resolution is passed for the dissolution or winding up of any of the Security Parties or a receiver, administrative receiver, administrator or a similar officer is appointed of the undertaking or property of any of the Security Parties or any of the Security Parties suspends payment or ceases to carry on its business or make special arrangements for composition with its creditors or anything analogous to any of the foregoing events occurs under the law of any applicable jurisdiction; or

      (d) anything is done or suffered, or omitted to be done or occurs, which in the reasonable opinion of the Mortgagee imperils the security created by the Security Documents; or

      (e)   the Vessel becomes a Total Loss; or

      (f) it becomes impossible or unlawful of the any of the Security Parties to fulfil any of the covenants and obligations on its part to be fulfilled as contained in the Security Documents or for the Mortgagee to exercise the rights or any of them vested in it under the Security Documents; or

      (g) anything is done or suffered or omitted to be done by of the any of the Security Parties which in the reasonable opinion of the Mortgage may imperil or materially decrease the value of the security created by the Security Documents or any of them; or

      (h) there is in the opinion of the Mortgagee any material adverse change in the financial situation of any of the Security Parties or otherwise affecting its affairs; or

      (i) if the Outstanding Indebtedness becomes immediately due and payable to the Mortgagee in accordance with the provisions of the Financial Agreement or any of the other Security Documents.

9.    Enforceability and Mortgagee's powers

      Upon the happening of any Event of Default the Mortgagee shall become forthwith entitled to enforce the security created by this Mortgage without prior notice and in any manner available to it and in such sequence as the Mortgagee may in its absolute discretion prefer and when it may see fit to put into force and to exercise all or any of the rights powers and remedies conferred upon mortgagees by law and/or possessed by it as mortgagee and chargee of the Vessel by virtue of this Mortgage and in particular (without limiting the generality of the foregoing):

      (a)   to take possession of the Vessel;

      (b) to require that all policies contracts, certificates of entry and other records relating to the Insurances (including details of and correspondence concerning outstanding claims) be forthwith delivered to such brokers as the Mortgagee may nominate;

      (c) to collect, recover, compromise and give a good discharge for all claims then outstanding or thereafter arising under the Insurances or any of them or in respect of the Earnings or any Requisition Compensation and to take over or institute (if necessary using the name of the Mortgagor) all such proceedings in connection therewith as the Mortgagee in its absolute discretion thinks fit and to permit the brokers through whom collection or recovery is effected to charge the usual brokerage therefor;

      (d) to discharge compound release or compromise claims against the Mortgagor in respect of the Vessel which have given or may give rise to any charge or lien on the Vessel or which are or may be enforceable by proceedings against the Vessel;

      (e) to terminate any charterparty in respect of the Vessel without being responsible for any loss thereby occurred;

      (f) to sell the Vessel or any share therein with or without prior notice to the Mortgagor and with or without the benefit of any charterparty or other contract for her employment by public auction or private contract at such place and upon such terms as the Mortgagee in its absolute discretion may determine with power to postpone any such sale and without being answerable for any loss occasioned by such sale or resulting from postponement thereof;

      (g) to manage, insure, maintain and repair the Vessel and to employ or lay up the Vessel in such manner and for such period as the Mortgagee in its absolute discretion deems expedient and for the purposes aforesaid the Mortgagee shall be entitled to do all acts and things incidental or conducive thereto and in particular to enter into such arrangement respecting the Vessel her insurance management maintenance repair classification and employment in all respects as if the Mortgagee was the owner of the Vessel and without being responsible for any loss thereby incurred;

      (h) to recover from the Mortgagor on demand any such losses as may be incurred by the Mortgagee in or about the exercise of the power vested in the Mortgagee under sub-clause (g) of this clause with interest thereon at the default rate as per the Financial Agreement from the date when such losses were incurred by the Mortgagee until the date of payment whether before or after any relevant judgment;

      (i) to recover from the Mortgagor on demand all expenses payments and disbursements incurred by the Mortgagee in or about or incidental to the exercise by it of any of the powers aforesaid together with interest thereon at the default rate as per the Financial Agreement from the date when such expenses payments or disbursements were incurred by the Mortgagee until the date of payment whether before or after any relevant judgment

      PROVIDED ALWAYS that (i) the Mortgagee shall not be liable as mortgagee in possession in respect of the Vessel to account or be liable for any loss upon realisation or for any neglect or default of any nature whatsoever in connection therewith for which a mortgagee in possession may be liable as such and (ii) upon any sale of the Vessel or any share therein by the Mortgagee pursuant to sub-clause (f) of this clause the purchaser shall not be bound to see or enquire whether the Mortgagee's power of sale has arisen in the manner herein provided and the sale shall be deemed to be within the power of the Mortgagee and the receipt of the Mortgagee for the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefor.

10.   Application of Moneys

      Upon the happening of any Event of Default the Mortgagee shall become forthwith entitled as and when it may see fit to apply any amounts received by it from the Mortgagor and the Mortgagee shall similarly be entitled to apply any amounts received by it in respect of:

      (a)   sale of the Vessel or any share therein;

      (b)   recovery under the Insurances;

      (c) any Earnings or moneys received pursuant to the provisions of clause 9.(g);

      (d)   any Requisition Compensation,

      in the manner as specified in the Financial Agreement.

11.   Omissions or Delay

      No delay, indulgence or omission of the Mortgagee to exercise any right power or remedy vested in it under the Security Documents or any of them shall in any way prejudice or impair such right power or remedy or be construed as a waiver of or as acquiescence in any default by the Mortgagor and in event of the Mortgagee at any time agreeing to waive any such right power or remedy such waiver shall be revocable by the Mortgagee at any time and the right power or remedy shall thereafter be again exercisable as though there had been no such waiver.

12.   Delegation of Powers

      The Mortgagee shall be entitled at any time and as often as may be expedient to delegate all or any of the powers and discretions vested in it by the Security Documents or any of them (including the powers vested in it by virtue of clause 7.2(a) and clause 14) in such manner upon such terms and to such entities or individuals as the Mortgagee in its absolute discretion may think fit.

13.   Indemnity

13.1 The Mortgagor hereby agrees and covenants to indemnify the Mortgagee against all losses actions claims expenses demands obligations and liabilities whatsoever and whensoever arising which the Mortgagee may incur in respect of, in relation to or in connection with the Vessel or otherwise, howsoever, in relation to or in connection with any of the matters dealt with in the Security Documents or any of them.

13.2 The Mortgagor hereby agrees and undertakes to indemnify the Mortgagee on demand against all losses, actions, claims, expenses, demands, obligations and liabilities sustained or incurred as result of or in connection with any Environmental Claim being made against the Mortgagee or otherwise howsoever arising out of any Environmental Incident.

14.   Power of Attorney

14.1 The Mortgagor, by way of security and in order more fully to secure the performance of the Mortgagor's obligations under this Mortgage, hereby irrevocably appoints the Mortgagee as its attorney during the Security Period for the purposes of:

      (a) doing in its name all acts and executing, signing and (if required) registering in its name all documents which the Mortgagor itself could do, execute, sign or register in relation to the Vessel (including without limitation, transferring title to the Vessel to a third party and deleting the Vessel from the Marshall Islands Ships Registry); provided, however, that such power shall not be exercisable by or on behalf of the Mortgagee until this Mortgage shall have become immediately enforceable pursuant to clause 9; and

      (b) executing, signing, perfecting, doing and (if required) registering every such further assurance document, act or thing as is referred to in clause 15.

14.2 The exercise of such power as is referred to in clause 14.1(a) by or on behalf of the Mortgagee shall not put any entity or individual dealing with the Mortgagee upon any enquiry as to whether this Mortgage has become enforceable nor shall such entity or individual be in any way affected by notice that this Mortgage has not become enforceable and, in relation to both clauses 14.1(a) and 14.1(b), the exercise by the Mortgagee of such power shall be conclusive evidence of its right to exercise the same.

15.   Further Assurance

      The Mortgagor hereby further covenants at its own expense from time to time to execute, sign, perfect, do and (if required) register any such further assurance, document, act or thing as in the opinion of the Mortgagee may be necessary or desirable for the purpose of more effectually mortgaging and charging the Vessel or perfecting the security constituted or intended to be constituted by the Security Documents.

16.   Discharge amount; maturity date; discharge mortgage

16.1 For the purpose of recording this Mortgage as required by Chapter 3 of the Maritime Act, 1990 of the Marshall Islands (as amended), the total amount of this Mortgage is USD 6,000,000.00 (six million United States Dollars) together with interest thereon, fees, commissions and performance of mortgage covenants, and the date of maturity is the 31st day of December 2010, and the discharge amount is the same as the total amount.

16.2 Upon payment and discharge in full to the satisfaction of the Mortgagee of the Outstanding Indebtedness, the Mortgagee shall, at the request and cost of the Mortgagor, discharge this Mortgage.

17.   Partial Invalidity

      If at any time any one or more of the provisions in this Mortgage is or becomes invalid, illegal or unenforceable in any respect under any law or regulation, the validity, legality and enforceability of the remaining provisions of this Mortgage shall not be in any way affected or impaired thereby.

18.   Notices

18.1 Any notice or other communication under this Mortgage shall be in writing but may be given or made by telex or facsimile to:

      the Mortgagor

      -  ADVENTURE THREE S.A.
      -  c/o Free Bulkers S.A.
      -  Akti Miaouli 93
      -  Piraeus 185 382
      -  Greece
      -  telephone: +30 210 4528770
      -  fax: +30 210 4291100

      the Mortgagee:

      -  HOLLANDSCHE BANK-UNIE N.V.
      -  Coolsingel 104
      -  3011 AG Rotterdam
      -  the Netherlands
      or
      -  P.O. Box 249
      -  3000 AE Rotterdam
      -  the Netherlands
      -  telephone: +31 10 2820282
      -  fax: +31 10 2820399.

18.2 Any such notice or other communication shall be deemed to have been duly given or made as follows:

      (a) if sent by personal delivery, upon delivery at the address of the relevant party;

      (b) if sent by registered post three (3) Business Days after the date of posting;

      (c) if sent by telex, when dispatched but only if the recipient's answerback appears correctly at the start and end of the sender's telex; and

      (d)   if sent by facsimile, when dispatched.

      Any communication by telex or facsimile sent by the Mortgagor to the Mortgagee shall be confirmed by letter if so required by the Mortgagee.

19.   Law and jurisdiction

19.1 This Mortgage shall be governed by and construed in accordance with the laws of the Marshall Islands.

19.2 Subject to clause 19.3, the courts of Rotterdam, the Netherlands shall have exclusive jurisdiction in relation to all matters which may arise out of or connection with this Mortgage with the exclusion of any other court of law.

19.3 For the exclusive benefit of the Mortgagee the Mortgagor agrees that the Mortgagee reserves the right to commence proceedings in relation to any matter which arises out of or in connection with this Mortgage in the courts of any place in the Netherlands other than Rotterdam or any country other than the Netherlands and which have jurisdiction to that matter.

19.4 In this clause 19 "proceedings" means proceedings of any kind, including an application for a provisional or protective measure.

19.5 The Mortgagor hereby agrees that any writ, judgment or other notice of process shall be sufficiently and effectively served on it, if served on it at the address specified in clause 18.1.

IN WITNESS whereof the Mortgagor has caused this Mortgage to be duly executed the day and year first written.

SIGNED                      )                  Kassandra L. Slangan
by /s/ Kassandra L. Slangan )                  Attorney-IN-Fact
as attorney-in-fact for     )
ADVENTURE THREE S.A.        )
in the presence of:         )
________________________    )

ACKNOWLEDGEMENT

CITY OF NEW YORK     )
                   :SS
COUNTY OF NEW YORK   )

On this 21st day of September 2004, before me personally appeared, Kassandra L. Slangar to me known, who being by me duly sworn deposes and says that he resides at One [????] Park Plaza, New York, New York; 10004 that he is the Attorney-in-Fact of Adventure Three S.A., the corporation described in and which executed the foregoing instrument and that he signed his name thereto pursuant to authority from the Board of Directors of said corporation.

                                                             /s/ [ILLEGIBLE]
                                                             -------------------
                                                             SPECIAL AGENT

[SEAL]

[HBU LOGO]                                   HBU GENERAL CREDIT PROVISION

                     consisting of:
                     I.   General Provisions

                     II.  General Provisions governing Overdraft
                          and Contingent Liability Facilities

                     III. General Provisions governing Loans

                     (January 1999)

                     Hollandschs Bank-Unis N.V.
                     Established in Amsterdam. Register
                     of Commerce no. 33259495.

1    DEFINITIONS

In these HBU General Credit Provisions the following expressions shall have the following meanings:

a "Borrower" shall mean the legal or natural person or persons, both together and individually, to whom the Credit has been or will be made available;

b "HBU" shall mean Hollandsche Bank-Unie N.V.;

c "Credit Agreement" shall mean the agreement concluded between the Borrower and HBU in which these HBU General Credit Provisions have been stated to apply;

d "Credit" shall mean overdraft facilities and/or contingent liability facilities and/or loans granted to the Borrower under the Credit Agreement.

2    AVAILABILITY

The"Credit will not be made available to the Borrower until all security interests, covenants, documents and information stated in the Credit Agreement have been provided and the other terms and conditions stipulated in the Credit Agreement regarding availability of the Credit have also been complied with.

3    SECURITY AND COVENANTS

3.1   AGREEMENTS AND PRIORITY

Any security and covenants provided shall serve to secure all present and future indebtedness of the Borrower to HBU on any account whatsoever, and shall be documented using agreements to be determined by HBU or in the Credit Agreement. Any costs involved shall be for the Borrower's account. Unless otherwise stated, security interests in favour of HBU shall rank prior to any other charges.

3.2   MORTGAGE

If a mortgage is given, in addition to the provisions contained in the mortgage deed, the General Terms and Conditions for Mortgages (Algemene Bepalingen voor Hypotheekstelling) shall also apply. A mortgage interest in respect of various registered properties shall be created by means of separate mortgages in respect of each property individually, in each case for the full principal plus interest and costs.

3.3   DISCLOSURE

The Borrower agrees that if third parties have provided security or covenants, HBU may provide such third parties with information about his financial position and any facts relating to the Credit which may be of importance to such third parties.

4    PLURALITY OF BORROWERS/JOINT AND SEVERAL LIABILITY

If the Borrower consists of various legal or natural persons, each of them shall irrevocably be jointly and severally liable to HBU for all present or future indebtedness of any or all of them to HBU on account of the Credit or on any other account whatsoever, whether as part of ordinary banking business or Otherwise. Unless otherwise stated, notices and communications to the Borrower first named in the Credit Agreement shall be deemed to have been given or made to all jointly and severally liable persons. This provision shall not apply if the Borrower is jointly and severally liable to HBU under a separate agreement concluded to that effect.

5    NEGATIVE PLEDGE

As long as the Borrower owes HBU any sum on any account whatsoever, or may in any manner become indebted to HBU as a result of present or future obligations, the Borrower shall not except where such transfer forms part of his ordinary business -, or charge, or promise to charge, all or any of his assets in favour of a third party unless he has obtained the prior express consent of HBU.

6    INSURANCE

The Borrower shall at all times provide for sufficient and adequate insurance against general business risks as well as the specific risks pertaining to his line of business.

7    RESTRUCTURING CLAUSE (COMPANIES ONLY)

The Borrower shall notify HBU without delay of any changes in the structure of his company and any subsidiaries and group companies, including changes in the person or persons of any shareholders of the Borrower and any subsidiaries and group companies.

8    COSTS AND EXPENSES

All costs and expenses incurred in connection with the Credit Agreement, including any taxes payable by HBU (other than on net profit), as well as any reasonable costs and expenses incurred by HBU in connection with the Borrower's failure to comply with or fulfil any obligation under the Credit Agreement at the time and in the manner required, including collection charges, fees of legal consultants and other experts and costs of proceedings, irrespective against whom brought, shall be for the account of the Borrower and be paid by the Borrower on HBU's first demand.

9    INFORMATION

9.1   ANNUAL ACCOUNTS

The Borrower shall send HBU two copies of his balance sheet, profit and loss account and notes thereto for the past financial year immediately after completion but in any event not later than six months after the end of his financial year.

9.2   DETAILS

The Borrower shall provide HBU, both on its first demand and unsolicited, with any details of his financial position and business developments which may have a material effect on his financial position.

10   GENERAL CONDITIONS

All relations between the Borrower and HBU shall be governed by the General Conditions (Algemene Voorwaarden) of HBU. By signing the Credit Agreement the Borrower declares that he has received a copy of said General Conditions.

II    GENERAL PROVISIONS GOVERNING OVERDRAFT AND CONTINGENT LIABILITY FACILITIES

1     USE

1.1   OVERDRAFT FACILITY

An overdraft facility may be used to borrow money on current account, and if agreed explicitly, to enter into contingent liabilities with a maximum term of one year, such as those arising from the issuance of guarantees, the issuance of letters of credit, the discounting of bills and any other purposes stated in the Credit Agreement.

1.2   CONTINGENT LIABILITY FACILITY

A contingent liability facility may be used for the purpose stated in the Credit Agreement.

2     EXPOSURE/UNUSED PART OF FACILITY

2.1   OVERDRAFT FACILITY

The limit of an overdraft facility shall always be reduced by the obligations of the Borrower to HBU on account of:

-     the current account debit balance (including accrued interest and fees);

- contingent liabilities such as those arising out of obligations HBU has undertaken against third parties for the account and at the risk of the Borrower, unless such obligations can be charged to a contingent liability facility granted to the Borrower.

If the Borrower maintains various current accounts, the current account debit balance shall be the net amount of the combined debit and credit balances (including accrued interest and fees) of such current accounts. The unused part of the overdraft facility remaining after deduction of the above exposures shall be available to the Borrower.

2.2   CONTINGENT LIABILITY FACILITY

The limit of a contingent liability facility shall always be reduced by the obligations of the Borrower to HBU arising out of the use of such facility in conformity with the purpose stated in the Credit Agreement insofar as such obligations are not yet due and payable. The unused part of the contingent liability facility remaining after deduction of such exposure shall be available to the Borrower.

3     INTEREST AND FEES

3.1   CALCULATION BASIS OF DEBIT INTEREST

In calculating interest on debit balances in EMU currencies (which shall be understood to include the euro) up to the agreed limit of the overdraft facility, HBU shall apply the HBU Euro Base Rate. Until further notice the HBU Euro Base Rate shall be the leading repo rate (the rate of the Main Refinancing Operation) as determined from time to time by the European Central Bank (ECB), plus a debit interest surcharge, subject to the minimum base rate stated in the Credit Agreement. The HBU Euro Base Rate shall be increased by an individual margin stated in the Credit Agreement. As soon as the ECB changes the rate of the Main Refinancing Operation, or HBU changes the debit interest surcharge or alters the composition or method of calculation of the HBU Euro Base Rate, the debit interest rate shall be adjusted accordingly. In fixing the HBU Euro Base Rate, the rate of the Main Refinancing Operation will be rounded to the nearest 0.10%. Rates ending with exactly 0.05% will be rounded up. HBU shall announce changes in the debit interest surcharge as well as any alterations in the composition or method of calculation of the HBU Euro Base Rate in at least three national daily newspapers with a large circulation in the Netherlands. Interest on debit balances in non-EMU currencies shall be payable at a rate to be determined by HBU.

3.2   INTEREST ON OVERDRAFTS EXCEEDING THE AGREED LIMIT

Without prejudice to the provisions in 2.1 above, compensation to be determined by HBU shall be payable in respect of the amount by which the debit balance of the Borrower exceeds the limit of the overdraft facility.

3.3   PAYMENT OF DEBIT INTEREST AND FEES

Debit interest and fees payable by the Borrower shall be charged to his current account as follows:

-     debit interest once every quarter;

-     fees at the times to be specified by HBU.

If the Borrower maintains various current accounts with HBU, HBU shall have the right to charge debit interest and fees to one of these accounts.

4     CANCELLATION

Both the Borrower and HBU may cancel an overdraft facility and contingent liability facility at any time.

III   GENERAL PROVISIONS GOVERNING LOANS

1     AVAILABILITY

The following shall apply in addition to the provisions in 2 of the General
Provisions:

1. HBU shall not be obliged to make the loan amount available if any of the events mentioned in 5 below occurs;

2. if the amount of the loan shall not or not fully have been drawn by the agreed ultimate drawing date, HBU shall in its discretion be entitled without any further instructions from the Borrower to make the undrawn part of the loan available to the Borrower as of that date.

2     CALCULATION OF INTEREST

Interest shall be calculated on the basis of a 360-day year and the actual number of days elapsed in any month.

3     REFIXING OF INTEREST

3.1 If a fixed interest rate has been agreed, HBU shall not later than two weeks prior to an agreed interest refixing date notify the Borrower in writing of the proposed - fixed or floating - interest rate for the subsequent fixed rate period, without prejudice to the provisions contained in 3.3 below. Agreement shall be reached not later than one week prior to the interest refixing date. If the Borrower shall fail to respond to said notice from HBU not later than one week prior to the interest refixing date, the Borrower shall be deemed to have opted for the interest rate applicable to the shortest fixed rate period stated in said notice. If HBU shall fail to give said notice within the stated period, it shall nevertheless be at liberty to do so at a later date. HBU shall then offer the Borrower either the interest rate which it would have quoted on the basis of its prevailing interest rates had such notice been given in time or, if this should be lower, the interest rate it is able to quote on the basis of its interest rates prevailing at the time of such later notice. Agreement on the interest rate shall be reached within two weeks after the Borrower has received such notice from HBU.

3.2 If a floating interest rate has been agreed, the interest rate accepted by the Borrower during the first two months of a calendar quarter shall apply until the first day of the subsequent calendar quarter, and the interest rate accepted by the Borrower during the third month of a calendar quarter shall apply until the first day of the second following calendar quarter. Thereafter this interest rate, or the interest rate subsequently refixed in accordance with the provisions below, shall always apply for a period of three months. During the remainder of the term of the loan, HBU shall refix the interest rate whenever, in its opinion, having regard to money and capital market developments, the interest rate as at the fifteenth calendar day in the third month of any calendar quarter - or if HBU is not open for business on that day, the interest rate on the preceding business day - differs 0.10% or more from the interest rate then applicable pursuant to the Credit Agreement. The interest rate so refixed shall become effective from the first day of the subsequent calendar quarter. HBU shall notify such refixing to the Borrower in writing at least eleven days prior to the first day of the calendar quarter. If the Borrower does not agree to the refixed interest rate, the Borrower shall inform HBU not later than one week prior to the interest refixing date. If the Borrower shall fail to respond to the written notice from HBU not later than one week prior to the interest refixing date, the Borrower shall be deemed to have agreed to the interest rate quoted. If the Borrower shall so request not later than two weeks prior to the first day of the subsequent calendar quarter or on an interest refixing, HBU shall as from the first day of the subsequent calendar quarter convert such floating rate loan into a fixed rate loan at HBU's interest rate then prevailing.

3.3 If a loan is not denominated in an EMU currency (which shall be understood to include the euro), the Borrower shall contact HBU by telephone before 10.00 a.m. (Amsterdam time) two business days prior to the agreed interest refixing date. Business day shall mean a day on which banking institutions in the Netherlands and the country where the currency in which the loan is denominated is the national unit, are open for business. During, or immediately after such telephone call, HBU shall quote the interest rate for the subsequent fixed rate period. If HBU and the Borrower then reach agreement, HBU shall confirm the interest rate to the Borrower in writing. If the Borrower shall fail to contact HBU before the time indicated above, HBU shall have the right to refix the interest rate on the basis of a one-year fixed rate period.

3.4 If HBU and the Borrower shall fail, or shall be deemed to have failed, to reach agreement on the interest rate for and the length of the subsequent fixed rate period, the Borrower shall be obliged on such interest refixing date to pay all sums due and owing to HBU under the Credit Agreement. The Borrower shall not be liable to pay compensation for losses sustained and income lost in respect of such early repayment.

3.5 Upon the expiration of a period of not less than three months from the date of the Credit Agreement, HBU shall notwithstanding the above provisions be entitled at its discretion to refix the agreed interest rate if:

a. the cost to HBU of funding or continuing to fund the loan is above the level at the time when the Credit Agreement was entered into, and

b. such increase is the consequence of credit restrictions, changes in capital adequacy requirements or other rules and regulations (including guidelines the observance of which is requested) of the Netherlands central bank or of Dutch, foreign or international monetary authorities.

4     EARLY REPAYMENT

4.1 If a loan is denominated in an EMU currency (which shall be understood to include the euro), the Borrower shall be entitled to make early repayments without compensation for losses sustained and income lost provided all the following conditions are complied with:

a. the Borrower has given HBU at least one month's prior notice by registered letter, indicating the amount and date of the intended early repayment;

b. the early repayment shall coincide with a contractual repayment date or an agreed interest payment date;

c. the prepaid amount shall be at least EUR 500 (or its equivalent in any other EMU currency, where applicable), subject to a maximum in any one calendar year of 5% of the original principal amount of the loan;

d. the Borrower shall prove to HBU's satisfaction that he is making such early repayment out of his own resources. In all other cases the Borrower shall be due compensation as determined in accordance with the provisions in 4.2 below.

4.2 If the Borrower wishes to make an early repayment in a manner other or an amount higher than indicated in 4.1, he shall be liable to pay HBU compensation for losses sustained and income lost together with such early repayment. In the case of a floating interest rate being applicable, this compensation shall be 1% of the amount prepaid in a manner other than agreed or in excess of the maximum agreed. In the case of a fixed interest rate being applicable, this compensation shall be the difference between:

a. the aggregate of the present values of the interest payments which pursuant to the Credit Agreement HBU would have received in respect of the amount prepaid in a manner other than agreed or in excess of the maximum agreed in. respect of the period from the date of prepayment until the final repayment date or the next interest refixing date (whichever shall be the earlier) had such prepayment not been made, and

b. the aggregate of the present values of the interest payments which HBU could receive on interbank loans where the principal amount is comparable to the amount prepaid in a manner other than agreed or in excess of the maximum agreed and of which the term is comparable to the period referred to in

4.2 a. hereof,but in any event not less than 1% of the amount prepaid in a manner other than agreed or in excess of the maximum agreed. The present value of the interest payments shall be calculated at the interbank rate applicable on the date of the prepayment. HBU shall give sufficient notice of the amount of compensation to the Borrower.

4.3 Upon giving notice of an intended early repayment, the Borrower shall be obliged to make such early repayment.

4.4 Early repayments shall be applied in reduction of the contractual repayments in reverse order of their maturity dates.

4.5 If the loan is repaid on an annuity basis, i.e. by instalments consisting of a decreasing interest component and an increasing principal component, HBU shall refix the remaining term of the loan, so that as far as possible the original instalments shall remain unchanged.

5    EVENTS OF DEFAULT

5.1 The outstanding balance of the principal amount of the loan together with accrued interest and any other sum due from the Borrower under the Credit Agreement shall be payable to HBU forthwith and in full without any demand or default notice being required:

a. if the Borrower fails to comply with or fulfil, at the time and in the manner required, any obligation towards HBU whether arising under the Credit Agreement or otherwise;

b. if the Borrower fails to comply with or fulfil, at the time and in the manner required, any obligation under any other loan or financing arrangement with or any guarantee towards third parties;

c. if the Borrower decides to cease practising his profession or carrying on his business, to discontinue, sell, let or transfer title to the whole or part of his business or practice, or is suspended, removed or dismissed from his profession, office or function; if a licence, permit or registration which the Borrower requires in order to practise his profession or to carry on his business expires or is refused or withdrawn; if the nature of the Borrower's profession or business in the opinion of HBU is changed in a material way; if the Borrower decides to transfer abroad the practice of his profession or the running of his business; if the Borrower acts contrary to any statutory regulations with respect to his profession or business; if the Borrower ceases to pursue the present corporate objects set out in his memorandum and articles of association or loses his legal status;

d. if the partnership agreement (maatschaps- of vennootschapscontract) is terminated, or if there is an accession or departure of one or more partners, or if there is a dissolution or winding up (liquidatie) or a decision or an obvious intention to dissolve or wind up;

e. if the Borrower dies, is placed under curatorship or otherwise loses his legal capacity; if he takes up residence abroad, or changes the terms of his marriage settlement; if any matrimonial regime of property governing the Borrower is dissolved; if the assets of the Borrower are wholly or partly placed under supervision (bewind);

f. if the Borrower or one of his partners applies for a moratorium or other judicial postponement of payment of debts, files a bankruptcy or winding-up petition, is adjudicated bankrupt or wound-up, proposes an extrajudicial arrangement or composition with his creditors or, when insolvent, transfers any of his assets to his creditors (boedelafstand), or requests a debt restructuring arrangement;

g. if the whole or, in the opinion of HBU, a substantial part of the Borrower's assets is taken in execution or attached by way of security and such attachment is not lifted or discharged within 30 days after having been effected; if the whole or, in the opinion of HBU, a substantial part of the Borrower's properties is sold, encumbered, expropriated, confiscated, lost or damaged;

h. if the Borrower's legal structure is changed and/or the Borrower merges or associates with one or more third parties or if, in the opinion of HBU, a significant change - whether or not as a consequence of the transfer of shares - has taken place in the control of the Borrower's business or practice or if the memorandum and articles of association or the rules or regulations of the Borrower are, in the opinion of HBU, amended to a significant extent;

i. if the Borrower, without HBU's prior written consent, releases his shareholders from liability to further calls on partly paid-up shares, if he purchases his own shares, redeems his shares or makes a distribution from his reserves, which shall include a decision or an obvious intention to do so;

j. if any circumstances mentioned in b. to i. (inclusive) occur in respect of a surety, a guarantor, jointly and severally liable debtor or a person who has provided HBU with any other type of security for the loan; if the surety or guarantor cancels or withdraws a surety bond or guarantee issued by him to HBU on the Borrower's behalf; if a third party which has provided or has promised to provide HBU with security for the loan defaults in the performance of any obligation in respect of the security provided or promised;

k. if any circumstances mentioned in b. to i. (inclusive) occur in respect of one or more businesses or companies which are included in the Borrower's consolidated balance sheet, or in respect of one or more businesses or companies which have a controlling interest in the Borrower, or if any such business or company defaults in the performance of any obligation towards HBU in connection with credit and/or guarantee facilities granted by HBU;

l. (in the case of a mortgage on any registered property other than referred to in m. below) if the whole or any part of the mortgaged property is attached, expropriated, declared unfit for occupation, listed as a national monument, re-divided (opneming in ruilverkaveling), demolished, lost or damaged, if a leasehold (erfpachtsrecht), a building right (opstalrecht) or a right to use an apartment (gebruiksrecht van het appartement) is completely or partially lost, terminated or cancelled, if the conditions governing a leasehold or a building right are altered; the sub-division (splitsing) of the mortgaged property is terminated or the relevant deed or regulations are amended, if the leaseholder or the holder of a building right fails to perform or acts contrary to any statutory provisions with respect to the conditions governing the leasehold or building right, if the owner or occupier of an apartment fails to perform or acts contrary to any statutory provisions with respect to the right to use an apartment or any provision contained in the agreement for sub-division or the regulations;

m. (in the case of a mortgage on a ship) if the whole or any part of a mortgaged ship is attached, is classified in a lower category, loses its national registration or changes the same, is requisitioned, is the subject matter of abandonment, is missing, laid up, broken up, wrecked or damaged;

n. if all or any of the goods, properties and other assets (goederen) provided to HBU as security for the loan other than those referred to in l. and m. are lost, destroyed or damaged or expire for any reason whatsoever;

o. if the Borrower has given HBU incorrect information or has withheld information from HBU which it deems significant in connection with the conclusion of the Credit Agreement;

p. if the loan is not used for the purpose for which it was granted, or if in the opinion of HBU, it is clear that the purpose for which the loan was granted has not been achieved or will not be achieved either wholly or to a significant extent;

q. if any legislation or its interpretation is changed or a governmental action is taken, which affects or may affect the Credit Agreement and/or the security provided and/or the value thereof, and the Borrower and HBU have not within a reasonable period to be determined by HBU reached a written agreement adjusting the relevant provisions and/or security on such a basis that, in the opinion of HBU, the position of HBU is not adversely affected.

5.2 The Borrower shall forthwith notify HBU of the occurrence of any events mentioned in 5.1 b. to n. (inclusive).

5.3 If HBU demands repayment of the loan pursuant to the above provisions, the Borrower shall forthwith pay HBU lump sum compensation for losses sustained and income lost. Such compensation shall be due in respect of the full amount repayable and be determined on the basis of the same method and principles as specified in 4.2. Such compensation shall not be due if the demand for repayment results from the death of the Borrower.

6  DUE DATES

6.1 If HBU has not received any sum due to it under the Credit Agreement on the agreed due date, the Borrower shall be liable to pay HBU default interest on the overdue amount as from the due date, without prejudice to HBU's other rights. Such default interest shall be payable forthwith. Amounts in relation to which no specific due dates have been stipulated in the Credit Agreement shall, for the purpose of the above provisions, be payable on the day stipulated by HBU for payment.

6.2 The rate of default interest shall be three percentage points above the contractual interest rate per annum applicable to the loan. Default interest shall be calculated on a monthly basis, part of a month being counted as a full month. As regards late repayment of principal, the default interest rate shall, as from the due date of such amount of principal, replace the contractual interest rate then applicable to the loan.

7  PAYMENTS

7.1 The Borrower shall make all payments to HBU without any costs to HBU and without any deduction or setoff. These payments shall be made on the due dates at HBU's branch where the loan is administered, unless HBU has notified the Borrower of another address for payment.

7.2 HBU shall be entitled, but not obliged, to debit all amounts payable by the Borrower to HBU under the Credit Agreement to the Borrower's current account at HBU on the agreed due dates. The Borrower shall be responsible for ensuring that this debit will not exceed the amount available for payments and withdrawals from such account.

7.3 Payments shall be applied as follows: firstly to costs and expenses incurred, secondly to compensation for losses sustained and income lost and default interest, thirdly to fees and commissions and interest, and fourthly to principal.

                        REPUBLIC OF THE MARSHALL ISLANDS
                                 MARITIME OFFICE

I HEREBY CERTIFY THAT THE WITHIN IS A TRUE COPY OF THE INSTRUMENT RECEIVED FOR RECORD AND RECORDED IN THIS OFFICE IN BOOK PN 15 AT PAGE 418 ON SEPTEMBER 29TH 2004 AT 08:01 A.M. E.D.S.T.

VESSEL NAME "FREE ENVOY" OFFICIAL NUMBER 2161

                                        GIVEN UNDER MY HAND AND SEAL THIS 29TH
                                     DAY OF SEPTEMBER, 2004
[SEAL]
                                        /s/ William L. Gallagher
                                            ------------------------------------
                                         DEPUTY COMMISSIONER OF MARITIME AFFAIRS
                                         OF THE REPUBLIC OF THE MARSHALL ISLANDS